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                                                                      EXHIBIT 99

NEWS RELEASE

NYSE:WMB

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Date:             Nov. 16, 2000


Contact:            Jim Gipson                         Rick Rodekohr                      Richard George
                    Williams (media inquiries)         Williams (investor inquiries)      Williams (investor inquiries)
                    (918) 573-2111                     (918) 573-2087                     (918) 573-3679
                    JIM.GIPSON@WILLIAMS.COM            RICK.RODEKOHR@WILLIAMS.COM         RICHARD.GEORGE@WILLIAMS.COM
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   WILLIAMS BOARD APPROVES CONTINUED PATH TO SPIN-OFF WILLIAMS COMMUNICATIONS

         TULSA, Okla. -- Williams (NYSE:WMB) announced today that its board of directors authorized management to continue to pursue a tax free spinoff of the company's communications business to Williams' shareholders.

         Assuming market conditions and other factors continue to support today's action, the board would expect to vote during the first part of next year to set a record date, the ratio of a share of Williams Communications
(NYSE:WCG) stock that will be issued for each share of Williams stock and to direct the distribution of WCG shares.

         "This important step continues a process that we believe remains in the best long-term interest of our shareholders," said Keith E. Bailey, chairman, president and chief executive officer of Williams. "Our energy and communications businesses have tremendous opportunities before them. Creating the most effective and efficient access to capital will help fuel that growth, and we believe that can best be achieved by creating two independent businesses."

           Once the spinoff is completed, Williams Communications, currently about 85 percent owned by Williams, would become an independent, publicly traded company.


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ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995.
Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.